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                                                                EXHIBIT 10.14(1)

                    LICENCE, IMPROVEMENT & SUPPORT AGREEMENT

     THIS AGREEMENT is dated this 30 day of August, 1995.

BETWEEN:

     TRITECH FINANCIAL SYSTEMS INC.,
     a Corporation with a place of business at:
     2 Eva Road, Suite 201
     Etobicoke, Ontario M9C 2A8
     (hereinafter referred to as the "Vendor")

AND:
     SYMONS INTERNATIONAL GROUP INC.
     a Corporation with a place of business at:
     4720 Kingsway Drive
     Indianapolis, Indiana, 46205
     (hereinafter referred to as the "Client")

1.   DEFINITIONS

     GROSS ANNUAL PREMIUM means the Gross written insurance premiums of the Client's business for the latest year end, processed through the GIMS Application Programs, excluding sales taxes and service charges.

     LICENCE OF COMPUTER SOFTWARE means that certain licence agreement between the parties hereto dated the same date as herewith.

     CONFIDENTIAL INFORMATION of one party means any information including information on documents or magnetic media which is disclosed to or known by the other as a result of the negotiation or performance of this Agreement and which is of a confidential nature and is not generally known to the trade or industry in which the parties are engaged and including information the dissemination of which might prove prejudicial to the other party about the party's products, proposed products, activities, affairs, methods, proposed methods, customers, contracts, plans, policies and Services including research, development, purchasing, finance, marketing, merchandising and selling; and corresponding information of associates of that party and including the specifications, material and information developed during performance of this Agreement.

     FUNCTIONAL SPECIFICATIONS means the GIMS System specifications as described in the Licence of Computer Software Agreement.



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     GIMS means the General Insurance Management System software provided by
     Tritech.

     HOTLINE SUPPORT means the Services described in subsection 2. 1. (a) of this Agreement.

     GIMS APPLICATION PROGRAM means any computer programming in machine readable or interpreted form which constitutes a part of GIMS.

     LISA means this LICENCE, IMPROVEMENT & SUPPORT AGREEMENT.

     SERVICES means the Services described in Section 2 hereof.

     ZIM means the 4th Generation Language/DBMS Software provided by Sterling Software International (Canada) Inc.

     The initial three year term will commence on JANUARY 1, 1996.


2.   SERVICES

     The Services identified in this section shall be made available to the Client by the Vendor in respect of each unaltered GIMS Application Program or GIMS Application Program altered by the Vendor.

     The level of Services and fees associated therewith are indicated in the Schedule contained in Exhibit A. The selection of Services chosen may be changed at any time by the Client upon six (6) months prior written notice.

     I.   OPTIONAL SERVICES


(a)  Hotline Support

       The Client shall have access to specialist assistance related to:

(i)  questions related to the operational use of GIMS by the Client;



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(ii)  assistance in identifying and verifying the causes of suspected errors or malfunctions in GIMS;

(iii) advice on detours for such identified errors or malfunctions, where reasonably possible;

(iv)  advice on the features and capabilities of GIMS; and

(v) basic ZIM queries related to the GIMS application are supported by the Vendor. The Vendor is responsible for communicating any ZIM "bugs" or problems to Sterling Software International (Canada) Inc., and shall forward all ZIM updates and intra-version updates to the Client.

This HotLine Service shall be available to the Client during the Vendor's normal business hours (8:00 a.m. to 8:00 p.m. Eastern time Monday through Friday, save and except for statutory and civic holidays), and is intended to provide answers to basic queries. More complex questions requiring lengthy in-depth advice and analysis may also be accommodated via the HotLine wherever reasonably possible.

II.   ANNUAL LICENCE IMPROVEMENT AND UPGRADE

(a)   Correction of Reported Errors or Malfunctions

      (i) The Vendor shall make every reasonable effort to provide a detour or code correction to GIMS for errors or malfunctions reported. Each detour or code correction shall be made available in the form of either a written correction notice, by remote telephone support or machine documentation adequate to inform the Client of the resolution of the problem and any significant operational differences resulting from the correction which are known to the Vendor.

     (ii) All errors or malfunctions of GIMS as defined by the accepted Functional Specifications shall be corrected by the Vendor. For any other errors or malfunctions, the Vendor shall provide the


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              Client with its best recommendation or an explanation.  As part of the error or malfunction correction process the Vendor shall update the applicable documentation and GIMS' source code to reflect the changes.

       (iii) Upon the Client notifying the Vendor that the Client cannot, due to an error or malfunction of the GIMS software:
              - input or produce insurance policies;
              - process insurance claims; or
              - update its sub-ledgers or General Ledger;
              (collectively, a "Critical Error"), the Vendor shall have two (2) business days (the "Critical Error Correction Period") to remedy the GIMS software so that the Client may resume using the system. Should the Vendor not remedy the Critical Error within the Correction Period, the Vendor will have failed to perform its support services and the Vendor agrees to waive the next three payments of monthly "LISA" support fees as a penalty to the Client.

       (iv) Upon the Client notifying the Vendor of an error or malfunction of the GIMS software, other than a Critical Error as set forth in subparagraph (iii) (a "Non-Critical Error"), the Vendor shall have two (2) months (the "Non-Critical Error Correction Period") to remedy the Non-Critical Error. Should the Vendor not remedy the Non-Critical Error within the Correction Period, the Vendor will have failed to perform its support services and the Vendor agrees to waive the next three payments of monthly "LISA" support fees as a penalty to the Client.

(b)    New Feature Requests/Documentation Changes

       (i) Client Requests shall be reviewed according to the Vendor's established procedures. Any new features specific to the Client will be quoted and if accepted, a separate document will be signed between the parties, detailing the cost and implementation schedule.

       (ii) New Features that are created by the Vendor and are made part of the GIMS product will be offered to the Client at no additional costs except for implementation and/or installation fees at the Vendor's then current fee schedule. Out of pocket expenses will


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             also be billed to the client to cover media, transportation, telephone and other sundry expenses.

      (iii) The Vendor shall provide a quarterly review of new features and or improvements that are available to its Clients.



      (iv) The Vendor agrees to provide a copy of the latest version of GIMS during the period of this agreement, upon receiving a written request from the Client.

(c)    Regulatory Changes

      (i) Changes to GIMS that are required to satisfy future regulatory requirements will be provided to the Client at no additional costs except for implementation and/or installation fees at the Vendor's then current fee schedule. Out of pocket expenses will also be billed.

     (ii) Regulatory requirements that will be covered by this service shall include Federal or State laws, Insurance Bureau filling as mandated by a recognised governing body.

     (iii) The Vendor and the Client shall establish an implementation date for the modified programs. Should the Vendor not provide the modified programs by the implementation date, the Vendor will have failed to perform its support services and the Vendor agrees to waive the next three payments of monthly "LISA" support fees as a penalty to the Client.

(d)  Performance and System Tuning

     (i) The Vendor will periodically analyse the Clients system and determine if it is running optimally. The Vendor will then make any required changes to the system parameters or files that will increase system performance. This will be provided at no additional costs to the client, except for out of pocket expenses which will be billed to the client.



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                (ii)    The Client will be notified in advance when this
                        activity is due for analysis, the Client will have the final say in when this activity will be conducted.

        (e)     NEW HARDWARE AND SOFTWARE ENVIRONMENTS

                (i) The Vendor will evaluate and test new environments as they become available on the market. When a new environment has proven itself to be commercially attractive and desirable the Vendor will port GIMS to this new environment.

                (ii) If the Client wishes to convert from their existing environment to one of the Vendor's other supported environments, the Vendor will provide the Client with a suitable version of GIMS that works in this new environment at no additional costs except that the Client will be subject to the Vendor's fees for converting the Client to the new environment.

3.      CLIENT RESPONSIBILITIES

        (a) The Client shall undertake the proper supervision, control and management of its use of GIMS including, but not limited to:

                        - assuring proper configuration of the System, being the configuration appropriate for
                                GIMS as contemplated by the License of Computer Software Agreement as it may be modified or enhanced from time to time to reflect changed conditions, including without limitation increases in client volumes;
                        - program installation, verification, audit controls, and operating methods; and
                        - ensuring proper procedures for the security of data, accuracy of input and output, and backup plans including restart and recovery in the event of hardware or software error or malfunction.

        (b) The Client is responsible for ensuring that its staff is properly trained in the operation and usage of GIMS and that they shall undertake its operation in accordance with any reasonable advice given by the Vendor.

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(c)  The Client shall apply its best efforts within a reasonable amount of time to apply error corrections and install update releases upon receipt from the Vendor.

(d) The Client is responsible for notifying the Vendor of all identified errors or malfunctions on GIMS.

(e) The Client shall ensure that only properly trained and suitable personnel are made available to implement the corrections suggested by the Vendor.

(f) When a significant problem occurs, which after reasonable investigation the Client believes to be an error or malfunction which affects the operation of GIMS and which the Client cannot adequately resolve, then the Client should contact the Vendor using the HotLine Service. The Client shall perform the problem diagnostic activities and routines requested by the Vendor. The Client must also keep a log of all GIMS System problems whether they are resolved in-house by the Client or by the Vendor.

4.     CHARGES

     The Client shall pay the Vendor the amounts set forth in Exhibit "A" attached, any invoices for expenses incurred shall be payable within thirty (30) days of Client's receipt of invoice. Out of pocket expenses are subject to Exhibit "B" attached.



     The Vendor may change its LISA Charges at the end of each contract renewal period. Unless mutually agreed, any increases in charges shall not exceed the immediately preceding period charges by more than the lesser of 20% or the increase in payroll costs of computer software programmers and analysts as documented in the Metro Toronto Board of Trade Annual "Data Processing Compensation Survey". Any increase in payroll costs in excess of the 20% can be recovered in the next renewal period.

     Expenses incurred by the Vendor for media (such as disks, cartridge tapes, floppy disks, magnetic tapes, etc.) and their delivery, which are provided by the Vendor under this Agreement, shall be reimbursed by the Client and, in addition, the Client shall reimburse the Vendor for any costs the Vendor must pay based on this Agreement, the Services or charges rendered under it (such as long


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     distance charges, out-of-pocket expenses, etc.), provided that once the aggregate of the aforesaid outstanding costs and expenses has reached $1,000, the Vendor must seek and receive the Client's written approval
     before incurring   any additional costs and expenses.  The charges do not
     include, and the Vendor shall invoice for, and the Client shall pay, as hereinafter stated, all taxes lawfully levied against or upon the Software or its use, or arising out of this Agreement, exclusive, however, of taxes based on the Vendor's income, and franchise taxes, or taxes on any withholding at the source obligation of the Vendor which taxes shall be paid by the Vendor.

5.     PERFORMANCE OF SERVICES

     The Vendor reserves the right to assign personnel or to subcontract ZIM maintenance to Sterling Software International (Canada) Inc., and otherwise to retain consultants working under the direction of the Vendor who are, in the Vendor's judgement, qualified to render the Services requested, however, the Vendor retains final responsibility for the quality of Services rendered.

6.     TERM

     This Agreement shall commence upon acceptance of the GIMS system by the Client as defined in Section 5 of the Licence of Computer Software Agreement and shall continue for an initial term of three years. At the end of the initial three year term, unless terminated or cancelled by paragraph 7, the Agreement shall automatically renew for successive three year terms.

7.     TERMINATION/CANCELLATION

     In the event of any material breach of this Agreement by either party
     hereto, the        other party may (reserving cumulatively all other
     remedies and rights under this Agreement and in law and in equity) terminate this Agreement in whole or in part by giving thirty (30) days' prior written notice hereof; provided, however, that this Agreement shall not terminate at the end of said thirty (30) days' notice period if the party in breach has cured the breach of which it has been notified prior to the expiration of said thirty (30) days.

     Cancellation or termination of this Licence, Improvement & Support Agreement due to any material breach of this Agreement does not constitute the

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     cancellation or termination of the overall Licence of Computer Software
     Agreement.



     Should the Client voluntarily wish to terminate this agreement, the Client may do so by providing ninety (90) days written notice to the Vendor. In which case the termination of this Agreement will also terminate the Licence of Computer Software Agreement.



8.     DISCLAIMER

     The Vendor does not make and expressly disclaims, all representations and warranties other than those expressly made herein or in the "Licence of Computer Software Agreement", whether oral or written, express or implied, by statute or otherwise, included without limitation any warranties of merchantability or fitness for purpose. The Vendor shall in no event be liable for economic, incidental, consequential, indirect, special, punitive or exemplary damages, whether claimed under contract, tort or any other legal remedy or theory or for any loss of or damage to the Client data or programming. Any action against the Vendor by the Client must be brought within six (6) months after the cause of action accrues.

9.     LIMITATION

     The Services to be supplied hereunder are limited to the Programs specified in the LICENCE OF COMPUTER SOFTWARE agreement between the parties hereto dated the same date herewith, and shall not include or extend to any other Software or other programs of the Vendor or any part thereof, whether released by the Vendor before or after the date of this Agreement. Any Services which are performed by the Vendor at the request of the Client, in addition to the grant of the License expressly provided for herein, including, without limitation, Programming Services, Training Services, Data Conversion Services or products shall require the payment of additional fees to the Vendor. Such fees shall be calculated utilizing the Vendor's then current fees. Any such Services or products provided by the Vendor to the Client shall be provided subject to the disclaimers and limitations on liability provided for herein.

10.    CONFIDENTIALITY
     (a)   Neither party shall:
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     (i)    use or disclose Confidential Information of the other for any purpose other than the performance of this Agreement;



     (ii) disclose Confidential Information of the other to any person who is not bound by suitable non-disclosure arrangements made with the party so disclosing which adequately protect Confidential Information;



     (iii) copy any Confidential Information of the other without the prior written consent of that other party unless otherwise provided in this Agreement; or

     (iv) directly or indirectly induce or attempt to induce any employee or consultant of the other to terminate his or her employment with the other party; nor shall either party, without prior written consent of the other, offer employment to any employee or consultant of the other, or to terminated employees and consultants of the other during the six (6) month period immediately following the employee's or consultant's termination. For purposes of this paragraph, the Client and the Vendor agree that the terms "employee" and "consultant" shall mean only those employees and consultants of either party who are substantially involved in the development, marketing, servicing, distribution or use of any of the Vendor's Systems. The parties agree that the sum of Ten Thousand Dollars ($10,000.00) shall become payable forthwith upon breach of this paragraph by the party in breach to the other, as a reasonable pre-estimate of damages and not as a penalty.

(b) Confidential Information of either party in the possession of the other shall be returned forthwith on written request after use thereof has been completed for purposes of performance of this Agreement.

(c) This paragraph does not apply to information that was or later becomes generally known or available to the public or the trade or industry in which either party is engaged by means other than breach of this Agreement by the other party.

(d) The terms and conditions of this Agreement are the Confidential Information of both parties.
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11.     GOVERNING LAW

        This Agreement shall be construed and interpreted solely in accordance with the laws of the State of Indiana.

12.     HEADINGS

        The Headings to the Articles of this Agreement are solely for the convenience of the parties and shall in no way be held to explain, modify, amplify or aid in the interpretation of any of the provisions hereof.

13.     NOTICES

        Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or mailed by first-class mail, postage prepaid or sent by electronic facsimile with satisfactory evidence of transmission together with a confirmation copy by first class mail, postage prepaid, to the addresses on page one (1) of this agreement or to such other address or addressee as either party may from time to time designate to the other by written notice.

        Any such notice or other communications shall be deemed to be given when personally delivered or transmitted electronically or as of the fourth business day after it is placed in the mail in the manner specified. In the event of disruption of postal Services or the reasonably anticipated disruption thereof, notice shall be given by personal delivery or electronic facsimile.

14.     ASSIGNMENT

        Neither party may assign this Agreement, or any of its rights and obligations hereunder, without the prior written consent of the other party.

15.     SEVERABILITY

        In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable



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         provisions shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions."



16.      FORCE MAJEURE

         Delay or failure of either party to fulfil or perform any of its obligations hereunder shall be excused by any cause beyond the reasonable control of the party so delaying or failing including without limitation, sabotage, fire, flood, differences with employees, riot, insurrection, war, inability to obtain components at competitive prices, act of governmental authority, interruption of or delay in transportation, communication line failure, power failure and acts of God. The party so delaying or failing shall promptly notify the other of any such event, the expected duration thereof and its anticipated effects and make reasonable efforts to remedy the effects of such event.


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18.      ENTIRE AGREEMENT

         This Agreement together with all appendices, schedules, Amendment and other attachments hereto, constitutes the entire agreement between the parties hereto and any waiver, amendment or modification hereto is not binding unless in writing and signed by an authorized representative of the parties.


         IN WITNESS WHEREOF, the parties hereto each acting under due and proper authority have executed this Amendment as of the day, month and year written below.


TRITECH FINANCIAL                               SYMONS INTERNATIONAL
SYSTEMS INC.                                    GROUP INC.,



Per: /s/ Cannot read signature                  Per:  /s/ Douglas H. Symons
     -------------------------                        -----------------------



Title  Chairman                                 Title    President
       --------------------                           -----------------------


Date    June 12, 1995                           Date    August 30, 1995
        -------------------                            ----------------------


Affixed with Corporate Seal                     Affixed with Corporate Seal
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                                  EXHIBIT A

                               SCHEDULE OF FEES


The on-going ANNUAL "LISA" payments are:

MANDATORY    - Base annual licence and upgrade fee - as per BASE
               ANNUAL FEE on table below. (Includes one State).

OPTIONAL     - Additional States - to be determined.

OPTIONAL     - Hot Line Support, includes the first site, Additional sites will be quoted.



     GROSS                      BASE           HOT LINE

     ANNUAL                     ANNUAL         SUPPORT

     PREMIUM                    FEE            FEE
     -------                    --------       -------

           1  -   5,000,000      15,000         15,000
$  5,000,001  -  15,000,000      20,000         16,000
$ 15,000,001  -  20,0001000      25,000         17,000
$ 20,000,001  -  25,000,000      30,000         19,000
$ 25,000,001  -  35,000,000      35,000         21,000
$ 35,000,001  -  50,000,000      40,000         24,000
$ 50,000,001  -  75,000,000      50,000         27,000
$ 75,000,001  - 100,000,000      60,000         30,000
$100,000,001  - 150,000,000      70,000         45,000
$150,000,001  - 200,000,000      80,000         60,000
$200,000,001  - 350,000,000     110,000         90,000
$350,000,001  - 500,000,000     150,000        120,000
$500,000,001  - 750,000,000     200,000        145,000

GROSS ANNUAL PREMIUM of Client: 55 million


BASE ANNUAL FEE:                                   $ 50,000.00

ADDITIONAL Sates supported:           Based on time and materials

HOT LINE support:                                  $ 27,000.00

ADDITIONAL SITES supported:            One         $  6,000.00

TOTAL ANNUAL LISA PAYMENTS:                        $ 83,000.00
                                                   -----------

Paid in monthly instalments of:                    $  6,916.67
                                                   -----------

It is understood and agreed that the Client's Gross Annual Premium for the term shall be calculated based on Fifty five Million dollars ($55,000,000).



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                                  EXHIBIT B

                    GUIDELINES FOR OUT-OF-POCKET EXPENSES


BASIC POLICY

When the Vendor has to incur out of pocket expenses on behalf of the Client, then the Client shall reimburse for reasonable, actual and necessary out-of-pocket expenses in connection with the performance of the consulting Services. Reasonable expenses are those that are not lavish or extravagant.



It is the responsibility of the Client and the Vendor to ensure that these guidelines are followed. Should a site visit be required, the Vendor will obtain a written authorization from the Client before any travel plans shall be made.



OUT-OF-POCKET EXPENSES GUIDELINES

     Travel

     a)     Air Transportation
            All air transportation is to be at discounted coach fares or as approved by the client.



     b)     Transportation To/From Airports
            Hotel courtesy shuttles should be used whenever possible. After that, airport limousine Services and airport buses should be used. Taxis should be used as a last choice and shared as appropriate.



     c)     Other Ground Transportation
            Use of personal cars shall be reimbursed at the rate of 25 cents per kilometre. Car rental shall be reimbursed for a compact or
            mid-size car.   Reimbursement shall be made for tolls and parking.



Lodging

            Reimbursement shall be made for standard rooms. No reimbursement shall be made for deluxe or upgraded rooms or for suites.



Meals



            A daily allowance of $30 should be followed unless agreed to otherwise.